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                                                                       EXHIBIT 5

                            [ROPES & GRAY LETTERHEAD]


                                  May 21, 2002

Boston Life Sciences, Inc.
137 Newbury Street
Boston, Massachusetts 02116

         Re:   Boston Life Sciences, Inc.

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) 1,599,568 shares of Common Stock, $.01 par value (the "Shares"), of Boston Life Sciences, Inc., a Delaware corporation (the "Company"), (ii) 573,205 shares of the Company's Common Stock issuable upon the exercise of certain warrants (the "Private Placement Warrants"), (iii) 160,000 shares of the Company's Common Stock issuable upon the exercise of Warrant No. BLSI-J-155 (the "Pictet Warrants"), (iv) 10,000 shares of the Company's Common Stock issuable upon the exercise of Warrant No. BLSI-2002-25 (the "Licho Warrants"), and (v) 25,000 shares of the Company's Common Stock issuable upon the exercise of Warrant No. BLSI-2002-30 (the "Alexandros Warrants").

         The Common Stock issuable upon exercise of the Private Placement Warrants, Pictet Warrants, Licho Warrants, and Alexandros Warrants is referred to herein as the "Private Placement Warrant Shares," "Pictet Warrant Shares," "Licho Warrant Shares," and "Alexandros Warrant Shares" respectively. The Private Placement Warrant Shares, Pictet Warrant Shares, Licho Warrant Shares, and Alexandros Warrant Shares, together with the Shares, are referred to as the "Registrable Shares."

         The Company originally sold the Shares and 399,892 of the Private Placement Warrants pursuant to Subscription Agreements dated March 12, 2002 between the Company and each investor in the private placement (the "Subscription Agreements"). The Company also issued 157,557 and 15,756 Private Placement Warrants to Brimberg & Co., L.P. and Celia Kupferberg, respectively, in connection with the private placement. The Company issued the Pictet Warrants pursuant to an agreement between the Company and Pictet Global Sector Fund-Biotech in June 2001 (the "Pictet Agreement"). The Company issued the Licho Warrants pursuant to a consulting agreement between the Company and Robert Licho dated as of October 1, 2001 (the "Licho Agreement"). The Company issued the Alexandros Warrants pursuant to a consulting agreement between the Company and Alexandros Partners LLC dated as of April 1, 2002 (the "Alexandros Agreement"). The Registrable Shares are being registered to permit the secondary trading of such Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

         We have acted as counsel for the Company in connection with its issuance and sale of the Shares and the Private Placement Warrants and the preparation of the Subscription Agreements. We have also acted as counsel for the Company in connection with its issuance of the Pictet Warrants. We have not acted as counsel for the Company in connection with its issuance of the Licho Warrants or the Alexandros Warrants or the preparation of the Licho Agreement or the

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Alexandros Agreement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

       We express no opinion as to the applicability of, compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the corporate laws of the State of Delaware.

       Based on the foregoing, we are of the opinion that the Registrable Shares have been duly authorized and:

1. When the Shares were issued, the Shares were validly issued, fully paid and non-assessable.

2. When the Private Placement Warrant Shares are issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Private Placement Warrants and the Subscription Agreements and the Company has received the consideration therefor in accordance with the terms of the Private Placement Warrants and the Subscription Agreements, the Private Placement Warrant Shares will be validly issued, fully paid and non-assessable.

3. When the Pictet Warrant Shares are issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Pictet Warrants and the Pictet Agreement and the Company has received the consideration therefor in accordance with the terms of the Pictet Warrants and the Pictet Agreement, the Pictet Warrant Shares will be validly issued, fully paid and non-assessable.

4. When the Licho Warrant Shares are issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Licho Warrants and the Licho Agreement and the Company has received the consideration therefor in accordance with the terms of the Licho Warrants and the Licho Agreement, the Licho Warrant Shares will be validly issued, fully paid and non-assessable.

5. When the Alexandros Warrant Shares are issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Alexandros Warrants and the Alexandros Agreement and the Company has received the consideration therefor in accordance with the terms of the Alexandros Warrants and the Alexandros Agreement, the Alexandros Warrant Shares will be validly issued, fully paid and non-assessable.

       We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

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     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                     Very truly yours,

                                     /s/ Ropes & Gray
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                                     Ropes & Gray